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[ING FUNDS LOGO]

                                                                      (d)(23)(v)

May 1, 2006

ING Partners, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

     Pursuant to our letter agreement dated December 17, 2004, ING Financial Advisers, LLC (the "Distributor") has waived all or a portion of its service fee and/or reimbursed expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of ING Oppenheimer Strategic Income Portfolio, a series of ING Partners, Inc., shall be as follows:

                                       MAXIMUM OPERATING EXPENSE RATIOS
SERIES                             (AS A PERCENTAGE OF AVERAGE NET ASSETS)
------                             ---------------------------------------
                                   ADVISER CLASS             SERVICE CLASS
                                   -------------             -------------
ING Oppenheimer Strategic Income
   Portfolio                           1.00%                     0.75%

     By this letter, we agree to continue to waive that fee for the period May 1, 2006 through May 1, 2007.

     The Distributor acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

                                        ING Financial Advisers, LLC


                                        By: /s/ Terran Titus
                                            ------------------------------------
                                            Terran Titus
                                            Vice President

Accepted:


By: /s/ Robert S. Naka
    --------------------------------
    Robert S. Naka
    Executive Vice President
    ING Partners, Inc.

7337 E. Doubletree Ranch Rd.    Tel: 480-477-3000    ING Financial Advisers, LLC
Scottsdale, AZ 85258-2034       Fax: 480-477-2700
                                www.ingfunds.com